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                                                                    EXHIBIT 21.1

                        BLAZE SOFTWARE SUBSIDIARY LIST

Blaze Software (UK) Ltd., a United Kingdom corporation

Blaze Software SARL, a French corporation

Blaze Software GmbH, a German corporation

Blaze Software Japan, Inc., a Japanese corporation